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                     November 23, 2022

       James A Graf
       Chief Executive Officer
       Graf Acquisition Corp. IV
       1790 Hughes Landing Blvd., Suite 400
       The Woodlands, Texas 77380

                                                        Re: Graf Acquisition
Corp. IV
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 14,
2022
                                                            File No. 001-40427

       Dear James A Graf:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Elliott M. Smith